EXHIBIT 23.1




                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Leucadia National Corporation and Leucadia Capital Trust I on Form S-4 (File Nos. 333-21195 and 333-21195-01) of our report dated March 21, 1997 on our audits of the consolidated financial statements and financial statement schedules of Leucadia National Corporation and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in the Annual Report on Form 10-K of Leucadia National Corporation. We also consent to the reference to our firm under the caption "Experts".



                                                   /s/ Coopers & Lybrand L.L.P.
                                                   COOPERS & LYBRAND L.L.P.



New York, New York
May 20, 1997